EXHIBIT 5.1

OPINION OF GARDERE WYNNE SEWELL LLP

December 7, 2006

Heelys, Inc.
3200 Belmeade Ave.
Carrollton, Texas 75006

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-1 (the “Rule 462(b) Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on this date pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Heelys, Inc., a Delaware corporation (the “Company”), of 201,250 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including up to 26,250 shares of Common Stock subject to the underwriters’ over-allotment option.  All of those shares of Common Stock are being offered and sold by selling stockholders of the Company (collectively, the “Stockholder Shares”) to the underwriters in accordance with the underwriting agreement that is referred to in the prospectus that is a part of the Company’s Registration Statement on Form S-1 (File No. 333-137046) initially filed with the Commission on September 1, 2006, and, as amended, declared effective by the Commission on this date (the “Initial Registration Statement”).  The Stockholder Shares are to be sold to those underwriters and offered for sale to the public together with the shares of Common Stock registered under the Initial Registration Statement.

As your counsel, we have examined such documents and such matters of fact and law as we have deemed necessary for the purpose of rendering the opinions expressed herein.  Based on the foregoing, we are of the opinion that (1) the Stockholder Shares have been duly authorized by all necessary corporate action of the Company, and (2) the Stockholder Shares have been validly issued and are fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in effect on this date.

We hereby consent to the filing of this opinion letter as an Exhibit to the Rule 462(b) Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus that is a part of the Initial Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

GARDERE WYNNE SEWELL LLP

By:	/s/ Alan J. Perkins
Alan J. Perkins, Partner